Exhibit 99.1

 Company: Jack Henry & Associates, Inc.    Analyst Contact: Kevin D. Williams
          663 Highway 60, P.O. Box 807            Chief Financial Officer
          Monett, MO 65708                        (417) 235-6652

                                          IR Contact: Jon Seegert
                                                  Director Investor Relations
                                                  (417) 235-6652

 FOR IMMEDIATE RELEASE
 ---------------------


  JACK HENRY & ASSOCIATES FISCAL 2005 THIRD QUARTER NET INCOME INCREASES 19%
  --------------------------------------------------------------------------

 Monett, MO. April 20, 2005 - Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions that perform data processing for financial institutions, today reported fiscal 2005 third quarter results with a 12% growth in revenue, a 21% increase in gross profit, and a 19% increase in net income compared to the third quarter of fiscal 2004. For the first nine months of fiscal 2005, revenue increased 16%, gross profit increased 21%, and net income grew 20% over the same nine month period in fiscal 2004.

 For the quarter ended March 31, 2005, the company generated total revenue of $134.4 million compared to $119.7 million in the same quarter a year ago. Gross profit increased to $57.3 million compared to $47.3 million in the third quarter of last fiscal year. Net income totaled $19.4 million, or $0.21 per diluted share, compared to $16.3 million, or $0.18 per diluted share in the same quarter a year ago.

 For the first nine months of fiscal 2005, total revenue of $394.4 million was generated compared to $341.4 million for the same nine months of fiscal 2004. Gross profit grew $27.9 million to $162.6 million compared to $134.7 million during the same period last fiscal year. Net income for the first nine months of fiscal 2005 was $53.8 million, or $0.58 per diluted share, compared to $44.7 million, or $0.49 per diluted share, for the same nine-month period in fiscal 2004.

 "Revenue and gross profits have continued to improve during both the quarter and the first nine months of our fiscal year. License and support and service revenues continue to grow at a very nice level with the only decreased revenue component being hardware. This shift in revenues has had a positive impact on our margins," said Jack F. Prim, CEO. "The acquisitions that we have completed during the fiscal year continue to show significant promise, but as we have mentioned in earlier communications, several of these will take additional time to increase their revenues to generate margins equal to our traditional expectations. Therefore, some of these recent acquisitions continue to put pressure on our margins in the short-term, but in the longer-term present opportunities for both revenue growth and margin expansion."

      Operating Results

 "We continue to have strong increases in our support and service revenue for the third fiscal quarter with an 18% increase for the quarter and a 16% increase for the nine months ended March 31, 2005, compared to the prior year periods. This growth continues to be driven by increases in every component of our recurring revenue. Our recurring revenue represented 60% of total revenue for the quarter and 59% of total revenue for the nine months of fiscal 2005, while last fiscal year, it was 57% for the third quarter and 58% year-to-date" said Tony L. Wormington, President. "We believe that the increase in our recurring revenue is directly attributable to the quality of our products we provide and the commitment of our employees to service our customers. As a result, our customers continue to contract for additional products and services with us."

 License revenue increased 36% to $20.9 million, or 16% of third quarter total revenue, compared to $15.3 million, or 13% of the third quarter total revenue a year ago. Support and services revenue increased 18% to $92.5 million, or 69% of total revenue in third quarter of fiscal 2005, from $78.4 million, or 65% of total revenue for the same period a year ago. Hardware sales in the third quarter of fiscal 2005 decreased 20% to $20.9 million, or 15% of total revenue, from $26.0 million, or 22% of total revenue in the third quarter of last fiscal year.

 For the nine months in fiscal 2005, license revenue improved by $21.9 million with an increase of 54% to $62.6 million, or 16% of total revenue, compared to $40.7 million, or 12% of the total revenue a year ago. Support and service revenue increased 16% and contributed 67% to total revenue, or $263.9 million for the nine months of fiscal 2005 compared to $227.6 million, also 67% of total revenue for the nine months of fiscal 2004. Hardware sales for the nine months of fiscal 2005 fell 7% to $67.9 million, or 17% of total revenue, compared to $73.1 million, or 21% of total revenue for the same nine month period in fiscal 2004.

 Cost of sales for the third quarter increased 7% from $72.4 million for the three months ended March 31, 2004 to $77.1 million for the three months ended March 31, 2005. Third quarter gross profit expanded 21% to $57.3 million with a 43% gross margin compared to $47.3 million with a 40% gross margin for the same quarter a year ago.

 Cost of sales for the nine months ended March 31, 2005 increased 12%, to $231.9 million from $206.7 million for the same period ended March 31, 2004. Gross profit for the nine months in fiscal 2005 increased 21% to $162.6 million with a 41% gross margin, compared to $134.7 million with a 39% gross margin for the same nine-month period in fiscal 2004.

 Gross margin on license revenue for the third quarter of fiscal 2005 was 95% compared to 93% a year ago for the same period due to the product mix of license revenue. Support and service gross margin remained even at 34% for the third quarter of fiscal 2005 and fiscal 2004. Hardware gross margins increased to 30% in the current third quarter compared to 26% in the same quarter last year, primarily due to volume and sales mix of hardware and vendor rebates received in the current quarter.

 Gross margin on license revenue for the nine months of fiscal 2005 was 93% compared to 94% a year ago for the same period due to increased license revenue delivered through reseller agreements in prior quarters of this year. Support and service gross margin decreased slightly to 32% from 33% primarily due to increased headcount for support and services. Hardware gross margins were slightly lower for the nine months of fiscal 2005 at 28% compared to 29% for the same nine months last year, primarily due to the volume and sales mix of hardware for complimentary products which carry a lower price and margin.

 For the third quarter of 2005, the bank systems and services segment revenue increased 8% to $104.2 million, with a gross margin of 42% from $96.7 million in revenue with a gross margin of 41% in the third quarter in fiscal 2004. The credit union systems and services segment revenue increased 31% to $30.1 million with a gross margin of 44% for the third quarter of 2005 from $23.0 million and a gross margin of 35% in the same quarter a year ago. "The credit union systems and services segment gross margin increased predominantly due to both the amount of software delivered during the quarter and the significant improvement in the support and services margins," stated Kevin D. Williams, CFO. "The improvement in the support and service margins was a dramatic improvement sequentially over last quarter and returned the margins back in line year-to-date with those of last year."

 For the nine months ended March 31, 2005, the bank systems and services segment revenue increased 12% to $315.4 million, with a gross margin of 42% from $282.5 million with a gross margin of 40% a year ago. The credit union systems and services segment revenue increased 34% to $79.1 million for the nine months of fiscal 2005, with a gross margin of 37% from $58.9 million and gross margin of 35% in the same period a year ago.

 Operating expenses increased 20% to $26.3 million for the third quarter of fiscal 2005 compared to $21.8 million for the same quarter a year ago primarily due to employee-related expenses and depreciation expense. Selling and marketing expenses rose 34% in the third quarter to $11.6 million, or 9% of total revenue, from $8.6 million, or 7% of total revenue. Research and development expenses increased 22% to $7.7, million or 6% of total revenue in fiscal 2005, from $6.3 million, or 5% of total revenue in the third quarter of fiscal 2004. General and administrative costs increased 1% to $6.9 million, or 5% of revenue, in the third quarter of fiscal year 2005, from $6.8 million, or 6% of revenue for the same quarter a year ago.

 Operating expenses increased 19% to $77.4 million for fiscal 2005 year-to-date compared to $65.0 million for the same nine-month period in fiscal 2004 mainly due to employee-related expenses and depreciation. Selling and marketing expenses rose 32% in the same period to $34.3 million, or 9% of total revenue, from $25.9 million, or 8% of total revenue. Research and development expenses increased 17% to $20.6 million from $17.6 million, while remaining at 5% of total revenue for nine-month periods in fiscal 2005 and 2004. General and administrative costs increased 5% to $22.5 million compared to $21.5 million for the same nine months in fiscal 2004, and remained at 6% of total revenue for both fiscal years.

 Operating income grew 22% to $31.0 million, or 23% of third quarter revenue, compared to $25.5 million, or 21% of revenue in the third quarter of fiscal 2004. Provision for income taxes is 37.5% for the third quarter in fiscal 2005 compared to 36.5% last year due to changes in the effective state tax rates. Third quarter net income totaled $19.4 million, or $0.21 per diluted share, compared to $16.3 million, or $0.18 per diluted share in the third quarter of fiscal 2004.

 Operating income for the nine months of fiscal 2005 also increased 22% to $85.2 million, or 22% of year-to-date revenue, compared to $69.7 million, or 20% of revenue year-to-date in fiscal 2004. Provision for income taxes is 37.5% year to date fiscal 2005 compared to 36.5% year-to-date in fiscal 2004 due to changes in the effective state tax rates. Year-to-date net income totaled $53.8 million, or $0.58 per diluted share, compared to $44.7 million, or $0.49 per diluted share in the prior year.

 Cash Flow, Balance Sheet and Backlog Review

 Cash, cash equivalents, and investments decreased to $16.9 million from $89.9 million compared to March 31, 2004 primarily due to amounts paid for acquisitions. Trade receivables increased $13.0 million to $80.0 million compared to a year ago.

 Deferred revenue increased $8.0 million or 11% to $82.4 million at March 31,
 2005 compared  to a  year ago.    Stockholders' equity  grew 19%  to  $502.9
 million at March 31, 2005 from $422.7 million at March 31, 2004.

 Cash flow from operations increased to $105.1 million for the first nine months in fiscal year 2005 from $103.7 million for the same period in fiscal 2004. The increase of $1.4 million from net cash from operating activities consists of an increase in net income of $9.1 million, an increase in depreciation and amortization expense of $3.6 million, plus changes in trade receivables of $10.4 million, prepaid expenses of ($3.7) million, accounts payable and accrued expenses of $1.1 million, income taxes of ($5.7) million and deferred revenues of ($13.4) million.

 Net cash used in investing activities for the first nine months of fiscal year 2005 was $157.4 million which includes $119.6 million for acquisitions, capital expenditures of $33.4 million, and capitalized software development of $4.6 million. For the first nine months in fiscal 2004, net cash used in investing activities primarily consisted of $20.6 million for acquisitions, $33.1 million in capital expenditures and $2.7 million for capitalized software development.

 For the first nine months in fiscal 2005, net cash from financing activities totaled $14.5 million and includes proceeds of $11.8 million from the exercise of stock options and sale of common stock, a short term note of $14.0 million, offset by dividends paid of $11.3 million. For the first nine months in fiscal 2004, net cash from financing activities was $7.9 million, mainly from proceeds from the exercise of stock options and sale of common stock of $17.7 million, offset by dividends paid of $9.8 million.

 Backlog, which is a measure of future business and revenue, increased 5% from year-ago levels and increased 2% from the prior quarter to $198.2 million ($67.1 million in-house and $131.1 million outsourcing). Backlog at December 31, 2004, was $194.5 million ($68.4 million in-house and $126.1 million outsourcing) and at March 31, 2004, was $187.9 million ($66.4 million in-house and $121.5 million outsourcing).


 About Jack Henry & Associates

 Jack Henry & Associates, Inc. provides integrated computer systems and processes ATM and debit card transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States and has over 7,400 customers nationwide. For additional information on Jack Henry, visit the company's web site at www.jackhenry.com. The company will hold a conference call on April 21st at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

 Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.


 Condensed Consolidated Statements of Income
 (In Thousands, Except Per Share Data - unaudited)

                                    Three Months Ended    % Change     Nine Months Ended    % Change
                                    ------------------    --------     -----------------    --------
                                         March 31,                          March 31,
                                     2005        2004                   2005        2004
                                   --------    --------               --------    --------
 REVENUE
   License                        $  20,943   $  15,343      36%     $  62,642   $  40,703     54%
   Support and service               92,509      78,353      18%       263,883     227,594     16%
   Hardware                          20,930      26,012     -20%        67,913      73,081     -7%
                                   --------    --------               --------    --------
     Total                          134,382     119,708      12%       394,438     341,378     16%

 COST OF SALES
   Cost of license                    1,085       1,131      -4%         4,428       2,296     93%
   Cost of support and service       61,436      52,073      18%       178,412     152,818     17%
   Cost of hardware                  14,584      19,185     -24%        49,010      51,579     -5%
                                   --------    --------               --------    --------
     Total                           77,105      72,389       7%       231,850     206,693     12%
                                   --------    --------               --------    --------

 GROSS PROFIT                        57,277      47,319      21%       162,588     134,685     21%
 Gross Profit Margin                     43%         40%                    41%         39%

 OPERATING EXPENSES
   Selling and marketing             11,598       8,634      34%        34,250      25,937     32%
   Research and development           7,738       6,344      22%        20,621      17,575     17%
   General and administrative         6,915       6,842       1%        22,507      21,520      5%
                                   --------    --------               --------    --------
     Total                           26,251      21,820      20%        77,378      65,032     19%
                                   --------    --------               --------    --------

 OPERATING INCOME                    31,026      25,499      22%        85,210      69,653     22%

 INTEREST INCOME (EXPENSE)
   Interest income                      171         248     -31%           989         816     21%
   Interest expense                    (110)        (52)    112%          (127)        (81)    57%
                                   --------    --------               --------    --------
     Total                               61         196     -69%           862         735     17%
                                   --------    --------               --------    --------

 INCOME BEFORE INCOME TAXES          31,087      25,695      21%        86,072      70,388     22%

 PROVISION FOR INCOME TAXES          11,658       9,379      24%        32,277      25,692     26%
                                   --------    --------               --------    --------
 NET INCOME                       $  19,429   $  16,316      19%     $  53,795   $  44,696     20%
                                   ========    ========               ========    ========

 Diluted net income per share     $    0.21   $    0.18              $    0.58   $    0.49
                                   ========    ========               ========    ========

 Diluted weighted avg shares
   outstanding                       93,421      92,077                 92,954      91,715
                                   ========    ========               ========    ========

 Consolidated Balance Sheet Highlights
 (In Thousands-unaudited)                          March 31,         % Change
                                            ----------------------   --------
                                              2005          2004
                                            --------      --------
 Cash, cash equivalents and investments    $  16,945     $  89,904       -81%
 Trade receivables                         $  80,026     $  66,980        19%
 TOTAL ASSETS                              $ 660,100     $ 547,654        21%

 Accounts payable and accrued expenses     $  28,280     $  20,944        35%
 Deferred revenue                          $  82,371     $  74,379        11%
 Note payable                              $  14,000     $       -      >100%
 STOCKHOLDERS' EQUITY                      $ 502,874     $ 422,691        19%

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